(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 811-08220) for Voya MidCap Opportunities Portfolio and Voya SmallCap Opportunities Portfolio.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 21, 2020